Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of March 29, 2022 (the “Effective Date”), is made and entered into by and between ION Geophysical Corporation, a Delaware corporation (the “Company”), and Steven Bate (the “Officer”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Officer, and the Officer desires to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.         Employment. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Officer, and the Officer hereby agrees to be employed by the Company, on at “at will” basis that is terminable, by either party, for any or no reason. Commencing as of the Effective Date, the Officer shall serve as the Chief Administrative Officer of the Company and shall report to the Company’s Board of Directors (the “Board”) and to the Special Committee of the Board currently consisting of John. N. Seitz and S. James Nelson, Jr. (the “Committee”), performing such duties and responsibilities as are customarily attendant to such position with respect to the current strategic alternatives process of the Company and such other duties and responsibilities as may from time to time be assigned to the Officer by the Committee or the Board. The term of Officer’s employment shall commence on the Effective Date and shall end on the earliest to occur of Officer’s death, resignation, or termination by the Committee or the Board, whichever shall first occur (such term, the “Employment Term”).

2.         Performance. The Officer shall serve the Company and its subsidiaries and affiliates faithfully and to the best of his ability and shall devote his full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable, and will not engage in any other employment activities for any direct or indirect remuneration or otherwise, without the written approval of the Committee; provided, however, that it shall not be a violation of this Agreement for the Officer to manage his personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may select, so long as such service does not create a conflict of interest with, or interfere with the performance of, the Officer’s duties hereunder or conflict with the Officer’s covenants under Section 5 of this Agreement, in each case as determined in the sole judgment of the Committee.

3.         At Will. Officer’s employment will be on an at-will basis. Officer will be free to terminate his employment with the Company at any time, with or without cause or advance notice, for any reason or no reason, in Officer’s sole and absolute discretion. Likewise, the Company will have the right to terminate Officer’s employment at any time, with or without cause or advance notice, for any reason or no reason, in Officer’s sole and absolute discretion.

4.          Compensation and Benefits.

(a)         Base Salary; No Incentive Compensation. As compensation for his services hereunder and in consideration of the Officer’s other agreements hereunder, during the Employment Term, the Company shall pay the Officer a base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate of Four Hundred Eighty Thousand Dollars ($480,000.00) (the “Base Salary”). The Officer shall not be eligible to participate in the Company’s annual incentive compensation plan or any other bonus plan, and shall not be eligible to receive equity award grants or any equivalents (such as, for example, stock appreciation rights awards).

(b)         Benefits. During the Employment Term, and subject to the last sentence of the immediately preceding Section 4(a), the Officer shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its similarly situated senior executive officers generally.

(c)         Vacation. The Officer shall be entitled to paid vacation in accordance with the Company’s policies and practices with respect to its employees. Officer shall accrue one (1) vacation day for every twelve (12) business days worked.

(d)       Business Expenses. The Officer shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by him in performing his duties hereunder. All payments under this Section 4(d) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

(e)         Indemnification; Directors’ and Officers’ Liability Insurance. The Officer shall be entitled to defense and indemnification pursuant to the Company’s Certificate of Incorporation. During the Employment Term and thereafter, the Company shall cover the Officer under its directors’ and officers’ liability insurance policy to the extent it covers its other officers and directors.

5.         Covenants of the Officer. The Officer acknowledges and the Company promises that in the course of his employment with the Company, the Officer will (x) become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other Confidential Information (as defined below) concerning the Company and its subsidiaries and affiliates, and (y) that his services are of special, unique and extraordinary value to the Company and its subsidiaries and affiliates. Therefore, the Company and the Officer mutually agree that it is in the interest of both parties for the Officer to enter into the restrictive covenants set forth in this Section 5 to, among other things, protect the legitimate business interests of the Company and those of its subsidiaries and affiliates, including the protection of the Company’s and its subsidiaries’ and affiliates’ trade secrets, Confidential Information, and customer relationships and goodwill, and that such restrictions and covenants contained in this Section 5 are reasonable in geographic and temporal scope and in all other respects given the nature and scope of the Officer’s duties, his access to and/or development of the Company’s trade secrets, Confidential Information, the customer relationships and goodwill, the nature and scope of the Company’s and its subsidiaries’ and affiliates’ businesses, and that such restrictions and covenants do not and will not unduly impair the Officer’s ability to earn a living after termination of his employment with the Company. The Officer further acknowledges and agrees that (i) the Company would not have entered into this Agreement but for the restrictive covenants of the Officer set forth in this Section 5, and (ii) such restrictive covenants have been made by the Officer in order to induce the Company to enter into this Agreement. Therefore, and in further consideration of, (A) the Company’s agreement to provide the Officer with access to and the opportunity to develop the Company’s Confidential Information and trade secrets, (B) the mutual covenants and promises contained in this Agreement and/or (C) the compensation and benefits to be paid or provided hereunder, and to protect the Company’s and its subsidiaries and affiliates’ business interest, Confidential Information, customer relationships and goodwill:

(a)         Noncompetition. During the Employment Term and for the one (1) year period following termination of Officer’s employment under any circumstances (the “Restricted Period”), the Officer shall not, without the prior written consent of the Company (which shall not be unreasonably withheld), within any jurisdiction or marketing area in which the Company or any of its subsidiaries or affiliates is engaged in business or marketing activities or has specific plans to expand into such new jurisdictions or marketing areas within the next one (1) year, directly or indirectly, own, manage, operate, control, or provide executive or management level consulting services to, management services to, or otherwise work for any business competitive with the business conducted by the Company or any of its affiliates (or any business or persons preparing to start a business competitive with business conducted by the Company or any or if its affiliates). The scope of businesses and the jurisdictions and marketing areas within which the Officer has agreed not to compete pursuant to this Section 5(a) shall be determined as of the date of Officer’s termination of employment from the Company. Notwithstanding the foregoing, the Officer’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates. (For the avoidance of doubt, the territorial limitations with respect to the geographic scope of the non-compete only apply during the post-employment period of the Restricted Period and not during Officer’s employment with the Company because while employed by the Company, Officer must not compete against the Company in any location even where the Company is not providing services as such competition will violate his duty of loyalty, fiduciary duties, other duties and responsibilities as an officer of the Company.)

(b)         Non-solicitation. During the Employment Term and for the Restricted Period following termination of such employment under any circumstances, the Officer shall not, directly or indirectly, (i) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person or entity in engaging in any such activities), any person who is at that time (or was within six (6) months before any conduct prohibited by this non-solicitation restriction) an employee, agent or contractor of the Company or any of its subsidiaries or affiliates (collectively, the “Company Entities”); (ii) otherwise induce or attempt to induce (or assist any other person or entity in engaging in any such activities) any employee, agent, contractor, supplier, lender, licensee, or investor of any Company Entity to terminate such person’s employment or person’s or entity’s other relationship with the Company Entities, or in any way interfere with the relationship between any Company Entity and any such employee, agent, contractor, supplier, lender, licensee, or investor; or (iii) solicit or perform services for (or assist any other person or entity in engaging in any such activities) any customer of any Company Entity with whom Officer had a relationship or worked, directly or indirectly (through the supervision or management of employees) or received or had access to Confidential Information related to such customer during the Employment Term.

(c)         Confidential Information.

(i)         Officer acknowledges that all customer lists and information, information regarding customers and potential customers, customer contract information (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), customer preferences and needs, contract negotiation information and terms, vendor or supplier lists and information, blue prints, schematics, operations manuals, operations processes and procedures, inventions, trade secrets, know-how or other non-public, confidential or proprietary knowledge, training processes and procedures, information or data with respect to the products, services, inventory, operations, business opportunities and strategies, finances, budgets, gross and net profit margins, forecasts, pricing information, business and marketing techniques and strategies, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, techniques, employees (including, without limitation, the matters subject to this Agreement), plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement, and Company Intellectual Property (as defined below) (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates. The Officer further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, the Officer agrees that, except as required by law or regulation or as legally compelled by court order (provided that in such case, the Officer shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order), during the Employment Term and at all times thereafter, the Officer shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates. The foregoing notwithstanding, nothing in this Agreement is intended to prohibit the Officer from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In addition, the Officer does not need the prior authorization of the Company to make any such reports or disclosures, nor is the Officer required to notify the Company that he have made such reports or disclosures. Further, nothing in this Agreement prevents or prohibits the Officer from communicating with the Equal Employment Opportunity Commission (or a similar fair employment practices agency of the Officer’s State of residence or employment) or with other similarly situated employees.

(ii)         As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Officer shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in (a) confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. In the event Officer files a lawsuit for retaliation by the Company or any of its affiliates or subsidiaries for reporting a suspected violation of law, Officer may disclose the trade secret to Officer’s attorney and use the trade secret information in the court proceeding, provided Officer files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iii)         The Company Entities do not wish to incorporate any unlicensed or unauthorized material into their products or services. Therefore, the Officer agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material. The Officer will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

(d)         Company Intellectual Property. The Officer agrees to promptly disclose to the Company any and all work product, inventions, artistic works, works of authorship, designs, methods, processes, technology, patterns, techniques, data, Confidential Information, patents, trade secrets, trademarks, domain names, copyrights, and the like, and all other intellectual property relating to the business of the Company and any of its affiliates which are created, authored, composed, invented, discovered, performed, perfected, or learned by the Officer (either solely or jointly with others) during the Employment Term (collectively, together with such intellectual property as may be owned or acquired by the Company, the “Company Intellectual Property”). The Company Intellectual Property shall be the sole and absolute property of the Company and its affiliates. All work performed by the Officer in authoring, composing, inventing, creating, developing or modifying Company Intellectual Property and/or other work product to which copyright protection may attach during the course of the Officer’s employment with the Company shall be considered “works made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Company. To the extent such works, work product or Company Intellectual Property are not considered “works made for hire,” all right, title, and interest to such works, work product and Company Intellectual Property, including, but not limited to, all copyrights, patents, trademarks, rights of publicity, and trade secrets, is hereby assigned to the Company and the Officer agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time in relation to such assignment. The Officer acknowledges and agrees that the Company is and will be the sole and absolute owner of all trademarks, service marks, domain names, patents, copyrights, trade dress, trade secrets, business names, rights of publicity, inventions, proprietary know-how and information of any type, whether or not in writing, and all other intellectual property used by the Company or held for use in the business of the Company, including all Company Intellectual Property. The Officer further acknowledges and agrees that any and all derivative works, developments, or improvements based on intellectual property, materials and assets subject to this Section 5 created during the Employment Term (including, without limitation, Company Intellectual Property) shall be exclusively owned by the Company. The Officer will cooperate with the Company and any of its affiliates, at no additional cost to Officer (whether during or after the Employment Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company Intellectual Property.

(e)         Company Property. All Confidential Information, Company Intellectual Property, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Officer or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Officer (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term. The Officer acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages, text messages, and voice messages), and that the Officer’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

(f)         Enforcement. The Officer acknowledges that a breach of his covenants and agreements contained in this Section 5 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Officer agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to: (i) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof with bond or other security in an amount not to exceed $1,000 dollars and without a showing of irreparable harm or lack of an adequate remedy at law, and (ii) an equitable accounting of all profits or benefits arising out of such violation.

(g)         Scope of Covenants. The Company and the Officer further acknowledge that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 5 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each paragraph of this Section 5 shall be construed as separate and individual restrictions and covenants and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement. The Officer hereby expressly waives, and agrees not to assert, any challenge to any restrictive covenant in this Agreement premised upon insufficiency of consideration, over breadth or unreasonableness, or that any provisions of this Agreement are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

(h)         Enforceability. If any court holds any of the restrictions or covenants contained in this Section 5 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its subsidiaries and affiliates to the relief provided in this Section 5 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

(i)         Disclosure of Restrictive Covenants. The Officer agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Section 5 to any employer or other service recipient by whom the Officer may be employed or retained during the Restricted Period.

(j)         Extension of Restricted Period. If the Officer breaches this Section 5 in any respect, the restrictions contained in this Section will be extended for a period equal to the period that the Officer was in breach.

6.         Termination.

(a)         Termination of Employment. As set forth above, either party may terminate Officer’s employment with the Company at any time, for any or no reason, with or without advance notice. If the Officer’s employment is terminated for any reason, the Company shall be obligated to pay or provide to the Officer (or his estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan: (A) any Base Salary payable to the Officer pursuant to this Agreement, accrued up to and including the date on which the Officer’s employment terminates, (B) any employee benefits to which the Officer is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, (C) reimbursement for any unreimbursed business expenses incurred by the Officer prior to his date of termination pursuant to Section 4(d), and (D) payment for accrued but unused vacation time as of the date of his termination, in accordance with Company policy. No severance for any such termination shall be payable.

(b)         Health Coverage. Officer is the former Chief Financial Officer of the Company, and in connection with his exit from that role, Officer and Company executed, on January 3, 2020, that certain Transition, Separation and Release Agreement (the “Separation Agreement”). The Separation Agreement remains in full force and effect, according to its terms, except as modified in this Section 6(b). Under Section 2.4 of the Separation Agreement, Company has the obligation to provide officer with certain benefit coverage until June 30, 2022. It is the intent of this Section 6(b) to provide Officer, under this Agreement, with the same continuation of benefits as are required by Section 2.4 of the Separation Agreement (to expire June 30, 2022). Accordingly, Officer waives his right to enforce Company’s remaining obligations under Section 2.4 of the Separation Agreement only. Instead, if Officer’s employment hereunder is terminated for any reason prior to June 30, 2022, Company, conditioned upon Officer’s continued compliance with all of the Employee Obligations as defined in the Separation Agreement, will provide Officer with company- provided health and life insurance benefits as if Officer’s employment continued with the Company through the earlier of (i) June 30, 2022, or (ii) the date Officer becomes eligible for comparable group health and/or life insurance coverage from another source (the “Coverage Period”). As a condition to receiving such coverage, Officer shall be required to timely pay the amount of premium contributions to the Company to receive such coverage as if his employment continued during the Coverage Period (including any changes to the premium levels resulting from potential changes to the cost of coverage between calendar years). Officer shall pay monthly premiums to receive continued health and life insurance benefits in the manner designated by the Company, which may include making direct payments to the Company’s COBRA vendor or making direct payments to the Company via check, ACH/electronic payment, or other agreed method. Provided Officer has made all required premium payments during the Coverage Period, at the end of the Coverage Period the Company shall treat Officer and his qualifying beneficiaries as eligible to receive COBRA benefits under the Company’s group health plan and shall permit Officer and his qualifying beneficiaries to enroll in continuation coverage under COBRA as permitted by applicable law. At that time the Company or its COBRA vendor will provide COBRA enrollment materials to Officer and his qualified beneficiaries and shall communicate to Officer the amount of the required COBRA premiums to obtain such COBRA continuation coverage. Officer agrees that if Officer does not timely elect COBRA continuation coverage with the Company’s COBRA vendor, or does not timely submit the required COBRA premiums to the COBRA vendor on an ongoing monthly basis, Officer will forfeit his entitlement to receive COBRA continuation coverage. Officer understands and agrees he must notify the Company immediately should he secure comparable health benefit coverage from another source . Officer will be solely responsible for the cost of COBRA continuation coverage, if any, after June 30, 2022. The Company has made no additional representations to Officer, and Officer acknowledges he has not relied on any representations from the Company, regarding Officer’s COBRA eligibility, reporting requirements, or payment requirements, except as otherwise required by law.

(c)         No Additional Rights. The Officer acknowledges and agrees that, except as specifically described in this Section 6 all of the Officer’s rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination.

(d)         Resignation as Officer or Director. Upon a termination of employment, unless requested otherwise by the Company, the Officer shall resign each position (if any) that the Officer then holds as a director or officer of the Company and any of the Company’s affiliates. The Officer’s execution of this Agreement shall be deemed the grant by the Officer to the officers of the Company of a limited power of attorney to sign in the Officer’s name and on the Officer’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

The Company’s obligations under this Section 6 are expressly conditioned upon the Officer fully complying with the terms of this Agreement.

7.         Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (i) delivered personally, or (ii) deposited with a recognized overnight courier service for delivery, to the parties at the addresses as set forth below:

If to the Company:         ION Geophysical Corporation

4203 Yoakum Blvd., Suite 100

Houston, TX 77006

  Attention: General Counsel

If to the Officer:         At the Officer’s office at the Company,

   or his residence address as maintained by

   the Company in the regular course of

   its business for payroll purposes.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (i) the date such notice is personally delivered, or (ii) upon the date that a recognized overnight courier service delivers the notice, or attempts to deliver the notice but is unable to.

8.         Dispute Resolution.

(a)         Coverage under Federal Arbitration Act. Officer and the Company recognize and agree that they are both engaged in interstate commerce and that their relationship involves interstate commerce and that, accordingly, the provisions of the Federal Arbitration Act, 9 U.S.C. §1 et seq., apply to this Agreement.

(b)         Agreement to Arbitrate. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including, without limitation, a request for a declaration of rights under this Agreement, or any other dispute relating in any way to Officer’s employment with the Company shall, except as otherwise prohibited by applicable law or as set forth in this Section, be adjudicated by binding arbitration administered by the American Arbitration Association (“AAA”). The arbitration shall be conducted under the AAA Employment Arbitration Rules (the “Employment Arbitration Rules”), provided that the parties agree to use the fee schedule for the AAA’s Commercial Arbitration Rules and Mediation Procedures. For the avoidance of doubt, Officer agrees that Officer’s agreement to arbitrate under this Section 8 includes any disputes, whenever they may arise, against the Company and the other Company Entities, as well as their respective officers, directors, shareholders, employees, or agents that arise from or are in any way connected with those individuals’ performance of duties on behalf of the Company Entities or that arise from or are in any way connected with Officer’s employment with the Company. The parties acknowledge and agree that this agreement to arbitrate survives the termination of this Agreement and/or the termination of Officer’s employment. THE PARTIES UNDERSTAND THAT THIS MEANS THAT THEY EACH WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR OFFICER’S EMPLOYMENT.

(c)         Procedures for Arbitration and Powers of Arbitrator. Any request to arbitrate pursuant to this Agreement must be submitted in writing to the AAA within the timeframes provided by the statute of limitations applicable to the particular claims submitted. Any failure to timely request arbitration shall constitute a waiver of all rights to raise any claims in any forum arising out of any dispute that was subject to arbitration. The parties agree that the laws of Texas and the Fifth Circuit, including, without limitation, any applicable statutes of limitations, shall apply in the arbitration proceeding. In order to initiate arbitration pursuant to this Agreement, Officer or the Company shall file a Demand for Arbitration with the AAA in accordance with the Employment Arbitration Rules. Arbitration under this Agreement shall be by one arbitrator, who shall be selected by the procedures for selection set forth in the Employment Arbitration Rules. The location of the arbitration hearing shall be in Harris County, Texas or the immediate surrounding vicinity. Upon a showing by either party that such venue causes substantial expense or undue hardship, the arbitrator may fix the venue for the arbitration in such other venue as they may designate. Unless otherwise required by law or as set forth in a final arbitration award, each party shall bear its own attorneys’ fees associated with the arbitration, and the parties will share equally in the costs of the arbitration (e.g., the arbitrator’s fee). The arbitrator shall have those powers and duties authorized by applicable statute, the Employment Arbitration Rules, and listed below. Upon reaching a decision regarding the merits of the case, the arbitrator shall issue a concise written opinion that explains the legal and factual basis for the decision and/or award. The arbitrator shall have the sole and exclusive authority to decide questions regarding the enforceability of this Agreement, the arbitrability of a particular dispute, and the interpretation of terms of this Agreement or terms contained in the Employment Arbitration Rules. The arbitrator shall have the authority to grant specific performance and other injunctive or equitable relief. Either party shall have the right to apply to a court to obtain an injunction to enforce the provisions of this Section 8 or to seek a temporary restraining order, preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this Section 8. However, the parties agree that, subject to the last sentence of this paragraph (c), injunctive relief obtained from a court can be effective only for the duration of any arbitration proceeding, and that only the arbitrator has the authority to determine the merits of any claim or matter arising out of or relating to this Agreement or the relationship between the parties created by this Agreement. The parties agree that the arbitrator shall have the authority to determine his or her jurisdiction to hear any such claim or matter. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d)         WAIVER OF JURY TRIAL; VENUE. IN THE EVENT THAT ANY DISPUTE BETWEEN OFFICER AND THE COMPANY ENTITIES IS NOT COVERED BY THE PARTIES’ AGREEMENT TO ARBITRATE UNDER THIS SECTION 8, THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT LOCATED IN THE STATE OR FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS, WITHOUT A JURY, AND THAT SUCH COURTS SHALL BE THE EXCLUSIVE VENUE FOR ANY SUCH DISPUTE.

9.         General.

(a)         Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the substantive or procedural law of any jurisdiction other than the State of Texas. The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of Texas.

(b)         Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)         Cooperation. During the Employment Term and thereafter, the Officer shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Officer’s employment period with the Company and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Officer appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Officer’s possession). Following the Employment Term, the Company shall reimburse the Officer for all reasonable out of pocket expenses incurred by the Officer in rendering such services that are approved by the Company. In addition, if more than an incidental cooperation is required at any time after the termination of the Officer’s employment, the Officer shall be paid (other than for the time of actual testimony) a per day fee based on his base salary described in Section 4(a) at the time of such termination divided by 225.

(d)         Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Officer and the Officer’s heirs, executors, administrators, and successors; provided that the services provided by the Officer under this Agreement are of a personal nature, and rights and obligations of the Officer under this Agreement shall not be assignable or delegable, except for any death payments otherwise due the Officer, which shall be payable to the estate of the Officer; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of the Officer’s death, any unpaid amount due to the Officer under this Agreement shall be paid to his estate.

(e)         Officer’s Representations. The Officer hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by the Officer do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Officer is a party or by which the Officer is bound; (ii) the Officer is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Officer, enforceable in accordance with its terms. THE OFFICER HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE OFFICER HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE OFFICER’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE OFFICER, AND THAT THE OFFICER FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(f)         Compliance with Rules and Policies. The Officer shall perform all services in accordance with the policies, procedures and rules established by the Company, the Committee and the Board. In addition, the Officer shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective employees, directors and officers.

(g)         Forfeiture/Repayment Obligations. Notwithstanding any other provision of this Agreement to the contrary, Officer agrees that any payments or benefits owed to him under this Agreement shall be used to repay any amounts owing to the Company by Officer and shall be subject to any forfeiture, repayment or recoupment policy of the Company, as in effect from time to time, or any forfeiture, repayment or recoupment otherwise required by applicable law.

(h)         Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i)         Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way. The foregoing notwithstanding, except as expressly amended in Section 6(b) of this Agreement, the Separation Agreement remains in full force and effect in accordance with its terms.

(j)         Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(k)         Survival. The covenants set forth in Sections 5, 8, and 9(c) of this Agreement shall survive and shall continue to be binding upon the Officer notwithstanding the termination of this Agreement for any reason whatsoever.

(l)         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Officer, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

(m)        Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(n)       Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(o)         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(p)        Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Houston, Texas are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

(q)      No Third Party Beneficiaries; Assignment. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. All terms of this Agreement are fully assignable by the Company and may not be assigned by Officer.

[Signature Page Attached]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

Date:	March 29, 2022	By:	/s/ Liza Ruiz
		Name:	Lisa Ruiz
		Title:	SVP, Global Human Resources

Date:	March 29, 2022	By:	/s/ Steven Bate
Steven Bate